EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE
[LETTERHEAD - SPECTRANETICS]


                                                               December 30, 1998

Contact:
James P. McCluskey
Vice President-Finance
(800) 633-0960


              SPECTRANETICS ENTERS INTO AGREEMENTS FOR $7.6-MILLION
                              IN PRIVATE PLACEMENT


     Colorado Springs, Colo. - Dec. 30, 1998 -The Spectranetics Corporation (NASDAQ:SPNC) announced today that it has entered into agreements with investors to raise $7.6-million in a private placement of 3.8-million shares of common stock.

     The Company is not accepting additional subscriptions. Proceeds from the private placement will be used to fund the Company's continued investment in sales and marketing programs, clinical trials, working capital, and for general corporate purposes. The financing is expected to close, subject to certain conditions, in the first quarter of 1999. The shares to be issued by the Company in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     The Spectranetics Corporation develops, manufactures, markets and distributes technology for interventional cardiovascular therapy. The Company's CVX-300(R) excimer laser system is the only excimer laser system approved by the FDA for cardiovascular procedures. The technology has been designed for use in multiple cardiovascular applications, including coronary angioplasty and the removal of pacemaker and ICD leads. The Company is also developing additional applications for its excimer laser technology in restenosed stents, and peripheral vascular applications.

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     Note:   Spectranetics   and  CVX-300  are  registered   trademarks  of  The
Spectranetics Corporation.

     The above information regarding the future potential of the company is forward-looking and actual results may differ materially from the results that Spectranetics currently anticipates. The specific factors and events that could cause the actual results to differ materially from the expected results include the inability to effectively market and sell our products. Actual results may also be affected by, among other things, risks and uncertainties related to new product development cycles, research and development activities, regulatory approvals of new products, new product introductions and market acceptance of new products, introduction of competitive products by others, third-party reimbursement, physician training, and other factors including those set forth from time to time in the Company's Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended December 31, 1997 and Form 10-Qs filed quarterly in 1998.

                                       END


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